                            SHARE PURCHASE AGREEMENT

THIS AGREEMENT (the "Agreement") is entered into as of June 25, 1999 (the "Agreement Date"), by and among Asymetrix Learning Systems, Inc., a Delaware corporation ("Asymetrix") and Fred Kit Ming Lam, Ivan Kit Leung Lam and Guinevere King Fong Kwong (collectively referred to herein as the "Shareholders" and each individual referred to as a "Shareholder"). In consideration of the mutual promises and undertakings herein, the parties agree as follows:

1.       CERTAIN DEFINITIONS

         As used in this agreement, the following terms have the meanings set forth below:

         1.1 "Asymetrix Common Stock" means the Common Stock of Asymetrix, $0.01 par value per share.

         1.2 "Asymetrix Shares" means 100,000 shares of Asymetrix Common Stock to be issued pursuant to this Agreement.

         1.3 "Closing" means the completion of the sale to and purchase by Asymetrix of the Purchased Shares under this Agreement.

         1.4      "Dollars" or "$" means Canadian dollars.

         1.5 "Encumbrance" means any pledge, lien, charge, security agreement, lease, title retention agreement, mortgage, encumbrance, option or adverse claim, of any kind or character whatsoever.

         1.6 "Purchased Shares" means all of the issued and outstanding Class "A" Voting Common Shares, the Class "B" Voting Common Shares and the Class "C" Voting Common Shares of Pixelmedia.

         1.7      "Purchase Price" shall have the meaning given in Section 2.1.

         1.8 "Pixelmedia" means Pixelmedia Visual Communications, Inc. a British Columbia corporation.

         Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1 have the meanings assigned to such terms in this Agreement.

2.       PURCHASE AND SALE

         2.1 PURCHASE AND SALE OF PURCHASED SHARES. The Shareholders are the registered holders and beneficially own and control all of the issued and outstanding Purchased Shares. At the Closing and subject to the terms and conditions of this Agreement, the Shareholders shall sell and Asymetrix shall purchase the Purchased Shares for the Purchase Price payable as provided in this Agreement.

         2.2 PURCHASE PRICE. Subject to adjustment as provided in Section 2.3, the amount payable by Asymetrix for the Purchased Shares (the "Purchase Price") shall, exclusive of all applicable sales and transfer taxes, consist of the following:

                  (a)      100,000 shares of Asymetrix Common Stock; and

                  (b) cash in an amount equal to $700,000 less (i) the amount required for Pixelmedia to repay in full all loans from Fred Lam and Guin Kwong (not including any amounts owed for deferred compensation); plus (ii) an amount equal to the lesser of the actual attorneys' and accountants' fees incurred by the Shareholders in connection with the sale of the Purchased Shares and other transactions contemplated by this Agreement or $10,000.

                  The Purchase Price shall be allocated among the Class "A" Voting Common Shares, the Class "B" Voting Common Shares and the Class "C" Voting Common Shares as set forth in Exhibit 2.2.

         2.3 REDUCTION OF THE PURCHASE PRICE IN CERTAIN CIRCUMSTANCES. The Shareholders acknowledge that the Purchase Price is based in part on the expectation that the Shareholders will continue to remain employed by Pixelmedia and that the value of the Purchased Shares will decrease substantially if the shareholders do not remain employed by Pixelmedia for a period of at least 18 months following the Closing (as defined herein). Accordingly, the Shareholders agree that for each Shareholder whose employment is terminated voluntarily or for cause during the 18 months following the Closing, the Shareholders shall repay to Asymetrix a portion of the cash element of the Purchase Price determined as follows: (a) if such termination occurs during the first six months following the closing, 1/3 of the cash portion of the Purchase Price;
                  (b) if such termination occurs between six and 12 months following the closing, 1/4 of the cash portion of the Purchase Price; and (c) if such termination occurs between 12 and 18 months following the closing, 1/6 of the cash portion of the Purchase Price. The obligation to repay such amount will be evidenced by a Promissory Note and secured by a Stock Pledge and Option Right Assignment Agreement in a form acceptable to Asymetrix and the Shareholders. All such payments shall reduce the Purchase Price on a dollar for dollar basis. The foregoing shall not apply to any termination resulting from a Shareholder's death or disability which renders him or her incapable of carrying out his or her duties. If a Shareholder's termination for cause is disputed by such Shareholder, this obligation shall not apply until a final ruling of an arbitrator is issued upholding the termination for cause, in accordance with the arbitration procedures set forth in such Shareholder's Employment Agreement.

         2.4 U.S. SECURITIES LAW COMPLIANCE. Asymetrix will issue the Asymetrix Shares pursuant to the exemption from registration under Regulation S ("Regulation S") promulgated under, the SECURITIES ACT OF 1933, as amended (the "Securities Act"), and the Asymetrix Shares received by the Shareholders will therefore be restricted securities within the meaning of Rule 144 under the Securities Act and will not be eligible for resale into the United States for a period of one year following the issuance to the Shareholders, and certificates evidencing such shares will bear a restrictive legend evidencing that fact. Asymetrix shall also take any reasonable action that is required to be taken under any applicable state securities or Blue Sky laws in connection with the issuance of Asymetrix Shares. The Shareholders shall furnish to Asymetrix all information known to the Shareholders (or reasonably ascertainable by the Shareholders) concerning Pixelmedia and the Shareholders, as may be reasonably requested in connection with any action contemplated by this Section.

         2.5 PURCHASE MAY BE MADE BY CANADIAN SUBSIDIARY. Provided that there is no adverse effect on the Purchase Price or on the rights of the Shareholders hereunder, the purchase of the Purchased Shares may be made by a Canadian subsidiary of Asymetrix.

3.       REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

         Each of the Shareholders, jointly and severally, hereby represents and warrants as follows, except as set forth in the Shareholder Schedule of Exceptions (in numbered paragraphs that correspond to the Section numbers below) simultaneously delivered to Asymetrix with the execution of this Agreement and attached hereto as Exhibit 3.0:

         3.1 INCORPORATION AND REGISTRATION. Pixelmedia is a corporation duly incorporated and validly existing under the laws of the Province of British Columbia and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as presently conducted. Neither the nature of its business nor the location or character of the property owned or leased by Pixelmedia requires it to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation in any jurisdiction other than British Columbia (where it is duly registered, licensed or otherwise qualified for such purpose) and other than jurisdictions where failure to be so registered, licensed or otherwise qualified would not have a material adverse effect on Pixelmedia's business, operations, financial condition or prospects (for purposes of this Section 3 a "Material Adverse Effect") .

         3.2 DUE AUTHORIZATION. Each Shareholder has all necessary power, authority and capacity to enter into this Agreement and all other agreements to which such Shareholder is or will be a party that are required to be executed at the Closing pursuant to this Agreement (the "Shareholder Ancillary Agreements").

         3.3 REGULATORY APPROVALS. No consent, approval, order or filing with, any government, regulatory authority, court, governmental department, agency, commission, board, tribunal, crown corporation or other governmental authority or instrumentality or other law, rule or regulation authority having or purporting to have jurisdiction on behalf of any nation, or province or state or other subdivision thereof or any municipality, district or other subdivision thereof (each a "Governmental Entity"), is required to be obtained by the Shareholders in connection with the execution and delivery of this Agreement, the Shareholder Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except that the Shareholders make no representations or warranties regarding the application of any securities laws or regulations to the issuance and delivery of the Asymetrix Shares as provided herein.

         3.4 ENFORCEABILITY OF OBLIGATIONS. This Agreement and the Shareholder Ancillary Agreements are, or when executed by the Shareholders will be, valid and binding obligations of the Shareholders, enforceable in accordance with their respective terms.

         3.5 CAPITALIZATION. The issued and outstanding share capital of Pixelmedia is as set forth in Schedule 3.5. All of the Purchased Shares have been duly and validly issued and are outstanding as fully paid and nonassessable shares of Pixelmedia. No options, warrants or other rights to purchase shares or other securities of Pixelmedia and no securities or obligations convertible into or exchangeable for shares or other securities of Pixelmedia have been authorized or agreed to be issued or outstanding. Schedule 3.5 sets forth a true, correct and complete list of all holders of the Purchased Shares and the Purchased Shares held by each such shareholder.

         3.6 ABSENCE OF CONFLICTING AGREEMENTS. The Shareholders are not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, statute, regulation, order, judgment, decree, licence, permit or law which would be violated, contravened, breached by, or under which default would occur or an Encumbrance would be created as a result of the execution and delivery of this Agreement or any Shareholder Ancillary Agreement, or the performance by the Shareholders of any of their obligations provided for under this Agreement or any Shareholder Ancillary Agreement.

         3.7 LITIGATION. There is no suit, action, litigation, proceeding, claim, complaint, grievance or investigation, including appeals and applications for review, in progress, pending against Pixelmedia or any Shareholder before any federal, state, provincial, municipal, foreign or other court or administrative agency, department, board, bureau, commission or arbitration panel or instrumentality and Pixelmedia and the Shareholders have no knowledge of any existing ground on which any suit, action, litigation, proceeding, claim, complaint, grievance or investigation might be commenced with any reasonable likelihood of success.

         3.8      TAXES.

         (a) Pixelmedia has duly and timely filed its Tax Returns (as defined below) with the appropriate Governmental Entity and has duly, completely and correctly reported all income and all other amounts and information required to be reported thereon and has duly and timely withheld and paid all Taxes (as defined below), including all installments on account of Taxes for the current year that are due and payable by it whether or not assessed by the appropriate Governmental Entity, and has otherwise complied with all registration requirements, rules, regulations or statutes imposed or adopted by any Governmental Agency and relating to any Taxes.

                  (b) Pixelmedia has established reserves that are reflected on the Balance Sheet that are adequate for the payment by Pixelmedia of all Taxes that are not yet due and payable (and that will not be due and payable by the Closing) and that relate to periods ending on or prior to the Closing.

                  (c) As used in this Agreement, "Tax" and "Taxes" includes, all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Entity, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including those levied on, or measured by, or referred to as income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, all license, franchise and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions of any Governmental Entity. As used in this Agreement,
                         "Tax Returns" includes all returns, reports, declarations, elections, notices, filings, information returns and statements filed or required to be filed in respect of Taxes.

         3.9 FINANCIAL STATEMENTS. Pixelmedia has delivered to Asymetrix as Schedule 4.10 of the Pixelmedia Schedule of Exceptions, Pixelmedia's balance sheet as of April 30, 1999, (the "Balance Sheet") and income statement and statement of cash flows for the 12 month period then ended (collectively, the "Pixelmedia Financial Statements"). The Pixelmedia Financial Statements fairly present all of the assets, liabilities and financial position of Pixelmedia and the sales, earnings, results of operations and changes in financial position of Pixelmedia and have been prepared on a "review engagement" basis. Since April 30, 1999, Pixelmedia has not incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise) which continue to be outstanding or incurred in the ordinary course of business.

         3.10 TITLE TO THE ASSETS. Pixelmedia is the sole beneficial and (where its interests are registrable) the sole registered owner of all of its assets and interests in assets, real and personal, with good and valid title, free and clear of all Encumbrances. In particular, without limiting the generality of the foregoing, there has been no assignment, subletting or granting of any licence (of occupation, use or otherwise) of or in respect of any of Pixelmedia's assets or any granting of any agreement or right capable of becoming an agreement or option for the purchase of any of the assets other than licenses to use Pixelmedia products granted in the ordinary course of business.

         3.11 ABSENCE OF CERTAIN CHANGES. Except as set forth on Schedule 3.11, since April 30, 1999, there has not been with respect to
                  Pixelmedia:

                  (a) any change in the financial condition, operations or prospects of Pixelmedia which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or, to the knowledge of Pixelmedia and the Shareholders, will have a Material Adverse Effect;

                  (b) any contingent liability incurred by Pixelmedia as guarantor, surety or otherwise with respect to the obligations of others;

                  (c) any Encumbrance placed on any of the assets of Pixelmedia;

                  (d) any obligation or liability incurred thereby other than obligations and liabilities incurred in the ordinary course of business;

                  (e) any damage, destruction or loss, whether or not covered by insurance, which has a Material Adverse Effect;

                  (f) any payment or discharge of any Encumbrance or liability thereof which lien was not either shown on the Balance Sheet or incurred in the ordinary course of business thereafter; or

                  (g) any material transaction with any of its officers, directors, employees or shareholders or any entity controlled by any of such individuals.

         3.12 MATERIAL AGREEMENTS. Except as set forth on Schedule 3.12 of the Pixelmedia Schedule of Exceptions Pixelmedia is not on the date hereof a party or subject to any oral or written contracts, obligations, commitments, plans, leases, instruments, arrangements or licenses which are material to the business of Pixelmedia (each a "Material Agreement") including, but not limited to any:

                  (a) contract, commitment, letter contract or purchase order providing for payments by or to Pixelmedia in an aggregate amount of (1) $25,000 or more in the ordinary course of business to any one vendor or customer; or (2) $10,000 or more not in the ordinary course of business to any one vendor or customer;

                  (b) license agreement as licensor or licensee, including site licenses for products with initial year fees in excess of $25,000 and each agreement that provides for either the delivery of source code to the licensee or escrow of such source code for the benefit of such licensee and including any Pixelmedia Intellectual Property;

                  (c) consulting, development or similar agreement under which Pixelmedia currently provides or will provide any custom software development, training, documentation, personnel placements, advice, consulting services or other products or services to a customer of Pixelmedia;

                  (d) contract for the current or future sale, provision or manufacture of products (including computer software), material or supplies from Pixelmedia or in which Pixelmedia has granted or received distribution rights, most favored customer pricing provisions or exclusive marketing rights relating to any product or services, group of products or services or territory;

                  (e) contract providing for the development of software by or for Pixelmedia, or license of software to Pixelmedia, which software is used or incorporated in any products distributed or services provided by Pixelmedia or is contemplated to be used or incorporated in any products to be distributed or services to be provided by Pixelmedia (other than software generally available to the public at a per copy license fee of less than $2,000 per copy);

                  (f) contract or commitment for the employment of any officer, employee or consultant of Pixelmedia or any other type of contract or understanding with any officer, employee or consultant of Pixelmedia which is not immediately terminable by Pixelmedia without cost or other liability;

                  (g) agreement for the lease of real or personal property involving payments by or to Pixelmedia in an aggregate amount of $10,000 or more;

                  (h) joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons;

                  (i) written dealer, distributor, sales representative, original equipment manufacturer, value added remarketer or other agreement for the ongoing distribution of any products or services of Pixelmedia;

                  (j) instrument evidencing or related in any way to indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise, except for trade indebtedness incurred in the ordinary course of business, and except as disclosed in the Pixelmedia Financial Statements;

                  (k) contract containing covenants purporting to limit Pixelmedia's freedom to compete in any line of business in any geographic area; or

                  (l) stock redemption or purchase agreement yet to be performed.

                  All Material Agreements listed in Schedule 3.12 are in full force and effect unamended and no default exists under such Material Agreements on the part of Pixelmedia. Pixelmedia has the capacity to perform all its obligations under the Material Agreements.

         3.13     INTELLECTUAL PROPERTY.

                  (a) There are no patents, trade-marks, copyright, industrial designs which have been registered by or on behalf of Pixelmedia or for which applications for registration have been filed.

                  (b) Except as set forth in Material Agreements provided to Asymetrix, Pixelmedia has the sole and exclusive right to use and is the sole and exclusive owner of all right, title and interest in and to the Intellectual Property (as defined below) (with no breaks in the chain of title). The Intellectual Property which is not owned by Pixelmedia is being used by Pixelmedia only with the consent of or license from the rightful owner thereof and all such licenses are in full force and effect. The Intellectual Property owned by Pixelmedia is in full force and effect and has not been used or enforced or failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Intellectual Property.

                  (c) The Shareholders have no knowledge of any claim of adverse ownership, invalidity or other opposition to or conflict with any Intellectual Property nor of any pending or threatened suit, proceeding, claim, demand, action or investigation of any nature or kind against Pixelmedia relating to the Intellectual Property, either within or outside of Canada.

                  (d) The Shareholders have no knowledge that Pixelmedia, any activity in which Pixelmedia is engaged or any product which Pixelmedia manufactures, uses or sells or any process, method, packaging, advertising, or material that Pixelmedia employs in the manufacture, marketing or sale of any such product, or the use of any of the Intellectual Property breaches, violates, infringes or interferes with any intellectual property rights of any third party or requires payment for the use of any patent, trade-name, trade secret, trade-mark, copyright or other intellectual property right or technology of another, either within or outside of Canada.

                  (e) As used herein, the term "Intellectual Property" shall mean all intellectual property rights in any jurisdiction in Canada, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright registrations, licenses, know-how, trade secrets, customer lists, proprietary processes, formulae and other rights to Software. The term "Software" shall mean all source and object code, user interface design, learning content, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

         3.14 COMPLIANCE WITH LAWS. In all material respects, the operations of Pixelmedia have been and are now conducted in compliance with all laws of each jurisdiction in which Pixelmedia carries on or has carried on business and Pixelmedia has not received any notice of any alleged violation of any such laws.

         3.15 CERTAIN TRANSACTIONS AND AGREEMENTS. None of the Shareholders nor any member of their immediate families is or has been directly or indirectly interested in any contract or informal arrangement with Pixelmedia within the last three years, except for compensation as an officer, director or employee of Pixelmedia. None of the Shareholders nor any member of their immediate families has any interest in any property, real or personal, tangible or intangible, including inventions, patents, copyrights, trademarks or trade names or trade secrets, used in or pertaining to the business of Pixelmedia, except for the normal rights of a shareholder.

         3.16 PENSION AND OTHER BENEFIT PLANS. Pixelmedia has no Benefit Plans and no Pension Plans. For the purposes of this section, "Benefit Plans" means all plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, registered or unregistered to which Pixelmedia is a party to or bound by or under which Pixelmedia has, or will have, any liability or contingent liability, with respect to any of its employees or former employees (or any dependents or beneficiaries of any such employees or former employees), individuals working on contract with Pixelmedia or other individuals providing services to it of a kind normally provided by employees or eligible dependents of such person and "Pension Plans" means any and all benefits relating to retirement or retirement savings including, without limitation, pension plans, pensions or supplemental pensions, registered retirement savings plans, "registered pension plans" (as defined in the INCOME TAX ACT (Canada)) and "retirement compensation arrangements" (as defined in the INCOME TAX ACT (Canada)).

         3.17     EMPLOYMENT MATTERS

                  (a) Schedule 3.17 contains a complete list of all employees of Pixelmedia with the titles and current salaries or and/or commissions payable to each such employee as of the Closing Date.

                  (b) There are no employment policies or plans, including policies or plans regarding incentive compensation, stock options, severance pay or other terms or conditions of employment or terms or conditions upon which employees may be terminated, which are binding upon Pixelmedia.

         3.18 COPIES OF CORPORATE DOCUMENTS AND AGREEMENTS. Pixelmedia has made available to Asymetrix for examination all documents and information listed in the Pixelmedia Schedule of Exceptions or other exhibits called for by this Agreement or which have been requested by Asymetrix's counsel, including, without limitation, all Articles and by-laws of Pixelmedia and its minute books and amendments thereto and all Material Agreements.

         3.19 FULL DISCLOSURE. Pixelmedia has made available to Asymetrix, all information, including the financial, marketing, sales, operational and corporate information on an historical basis relating to Pixelmedia which is material to Asymetrix. All information, which has been provided to Asymetrix by Pixelmedia and the Shareholders is true and correct in all material respects and no material fact or facts have been omitted therefrom which would make such information misleading.

         3.20 INSURANCE. Pixelmedia maintains and at all times during the prior three years has maintained fire and casualty, general liability, business interruption and product liability insurance, as are appropriate for its operations, property and assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable business, properties and assets. All such policies of insurance are in full force and effect and Pixelmedia is not in default, as to the payment of premium or otherwise, under the terms of any such policy.

         3.21 RESIDENCE OF THE SHAREHOLDERS. The Shareholders are not non-residents of Canada for the purposes of the INCOME TAX ACT (Canada), and are residents of the Province of British Columbia.

         3.22 RIGHT TO SELL. The Shareholders are the registered and beneficial owners of the Purchased Shares free and clear of all Encumbrances. The Shareholders have the exclusive right to dispose of the Purchased Shares as provided in this Agreement and such disposition will not violate, contravene, breach or offend against or result in any default under any indenture, mortgage, lease agreement, obligation, instrument, stature, regulation, order, judgment, decree, licence, permit or law to which the Shareholders are a party or subject or by which the Shareholders are bound or affected. The Purchased Shares are not subject to the terms of any shareholders agreement.

         3.23     REAL PROPERTY.

                  (a) Pixelmedia owns no real property and Pixelmedia's real property leases have not been altered or amended and are in full force and effect.

                  (b) All interests held by Pixelmedia as lessee or occupant under the real property leases are free and clear of all Encumbrances.

                  (c) All payments required to be made by Pixelmedia pursuant to the real property leases have been duly paid and Pixelmedia is not otherwise in default in meeting any of its obligations under any of the real property leases.

                  (d) None of the landlords, sublandlords, tenants or subtenants under any of the real property leases is in default in meeting any of its obligations under real property leases to which it is a party.

         3.24     SECURITIES LAW COMPLIANCE.

                  (a)      None of the Shareholders is:

                           (1)      a natural person resident in the United
                                    States;

                           (2) a partnership or corporation organized or incorporated under the laws of the United States;

                           (3)      an estate of which any executor or
                                    administrator is resident in the United
                                    States or incorporated under the laws of the United States;

                           (4) a trust of which any trustee is resident in the United States or incorporated under the laws of the United States;

                           (5) an agency or branch of a foreign entity located in the United States;

                           (6) a discretionary account or similar account held by a dealer or other fiduciary organized, incorporated or resident in the United States;

                           (7) a non-discretionary account or similar account held by a dealer or other fiduciary for the benefit or account of a beneficiary resident in the United States or incorporated in the United States; or

                           (8) a non-U.S. partnership or corporation formed by a U.S. person or entity principally for the purpose of investing in securities not registered under the Securities Act.

                  (b) No Shareholder will resell his or her Asymetrix Shares other than in compliance with Regulation S or pursuant to registration under the Securities Act or as available exemption from registration.

4.       REPRESENTATIONS AND WARRANTIES OF ASYMETRIX

         Asymetrix hereby represents and warrants as follows, except as set forth in the Asymetrix SEC Documents or in the Asymetrix Schedule of Exceptions (in numbered paragraphs that correspond to the Section numbers below) simultaneously delivered to the Shareholders with the execution of this Agreement and attached hereto as Exhibit 4.0:

         4.1 INCORPORATION AND REGISTRATION. Asymetrix is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power, authority and capacity to own, operate and lease its properties and to carry on its business as presently conducted. Asymetrix is qualified to do business as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a material adverse effect on the business, operations, financial condition or prospects of Asymetrix and its subsidiaries taken as a whole (for purposes of this Section 4, a "Material Adverse Effect").

         4.2 DUE AUTHORIZATION. Asymetrix has all necessary corporate power, capacity and authority to enter into this Agreement, and all agreements to which Asymetrix is or will be a party that are required to be executed pursuant to this Agreement (the "Asymetrix Ancillary Agreements"). The execution and delivery of this Agreement and the Asymetrix Ancillary Agreements and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Asymetrix.

         4.3 REGULATORY APPROVALS. No filing, authorization or approval, governmental or otherwise, is necessary to enable Asymetrix to enter into, and to perform its respective obligations under, this Agreement and the Asymetrix Ancillary Agreements, except for such filings as may be required to comply with federal, provincial and state corporate and securities laws.

         4.4 ENFORCEABILITY OF OBLIGATIONS. This Agreement and the Asymetrix Ancillary Agreements are, or when executed by Asymetrix will be, valid and binding obligations of Asymetrix enforceable in accordance with their respective terms.

         4.5 CAPITALIZATION. The capitalization of Asymetrix consists of the following:

                  (a) ASYMETRIX CAPITAL STOCK. As of the date hereof, Asymetrix is authorized to issue 40,000,000 shares of Asymetrix Common Stock, of which 14,104,247 shares are outstanding, and 2,000,000 shares of Preferred Stock, of which none are outstanding. All of the issued and outstanding shares of Asymetrix Common Stock have been duly authorized and validly issued, and are outstanding as fully paid and nonassessable shares of Asymetrix, and have been offered, issued, sold and delivered by Asymetrix in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws.

                  (b) ASYMETRIX OPTIONS, WARRANTS, RESERVED SHARES. As of the date hereof, options to purchase an aggregate of 4,238,337 shares of Asymetrix Common Stock are outstanding under all stock option and equity incentive plans of Asymetrix and an additional 1,489,029 shares are reserved for future awards under such plans. Except for the options and reserved shares described above, an additional option to purchase 14,573 shares of Asymetrix Common Stock and 400,000 shares of Asymetrix Common Stock eligible for purchase under Asymetrix`s 1999 Employee Stock Purchase Plan, as of the date hereof there are not outstanding any options, warrants, calls, commitments, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from Asymetrix of any shares of its capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of Asymetrix's capital stock or obligating Asymetrix to grant, extend, or enter into any such option, warrant, call, commitment, conversion privilege or other right or agreement, and there is no liability for dividends accrued but unpaid.

         4.6 ABSENCE OF CONFLICTING AGREEMENTS. Asymetrix is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, statute, regulation, order, judgement, decree, license, permit or law which would be violated, contravened or breached by, or under which any default would occur or a lien, claim, restriction or encumbrance would be created as a result of the execution and delivery by it of this Agreement or any of the Asymetrix Ancillary Agreements or the performance by it of any of the terms of this Agreement.

         4.7 LITIGATION. There is no suit, action, litigation, proceeding, claim, complaint, grievance or investigation, including appeals and applications for review, in progress, pending against Asymetrix before any federal, state, provincial, municipal, foreign or other court or administrative agency, department, board, bureau, commission or arbitration panel or instrumentality and Asymetrix has no knowledge of any existing ground on which any suit, action, litigation, proceeding, claim, complaint, grievance or investigation might be commenced with any reasonable likelihood of success.

         4.8      SEC FILINGS

                  (a) Asymetrix has made available to Pixelmedia true and complete copies of each report, registration statement (on a form other than Form S-8) and definitive proxy statement (in each case excluding copies of exhibits) filed by Asymetrix with the SEC between December 31, 1998 and the Agreement Date pursuant to the Securities Act or the SECURITIES EXCHANGE ACT OF 1934, as amended (the "1934 Act"), including without limitation the Asymetrix 1998 Annual Report on Form 10-K (collectively, the "Asymetrix SEC Documents"). As of the time it was filed with the Securities and Exchange Commission (the "SEC") (or, if amended or superseded by a subsequent filing prior to the Agreement Date, then on the date of such subsequent filing): (i) each of the Asymetrix SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the 1934 Act (as the case may be); and (ii) none of the Asymetrix SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) The consolidated financial statements (including any related notes) contained in the Asymetrix SEC
                           Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in conformity with U.S. generally accepted accounting principals applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments); and (iii) fairly present the consolidated financial position of Asymetrix and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Asymetrix and its subsidiaries for the periods covered thereby.

         4.9 ABSENCE OF CERTAIN CHANGES. Since the date of Asymetrix's Report on Form 10-Q for its fiscal quarter ended March 31, 1999 (the "March 31 10-Q") there has been no change in its financial condition, properties, assets, liabilities, business or operations from that reflected in the March 31 10-Q, other than those that do not have a Material Adverse Effect.

         4.10 FULL DISCLOSURE. Asymetrix has made available to the Shareholders all information requested by the Shareholders. All information, which has been provided by Asymetrix to the Shareholders is true and correct in all material respects and no material fact or facts have been omitted therefrom which would make such information misleading.

         4.11 SHARES ISSUED. The Asymetrix Shares to be issued to the Shareholders pursuant to this Agreement, when issued by Asymetrix pursuant to the terms of this Agreement, will be duly authorized and validly issued and outstanding as fully paid and nonassessable shares of Asymetrix Common Stock, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever, and will have been issued materially in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws.

5.       CLOSING MATTERS

         5.1 THE CLOSING. The Closing will take place at the offices of Asymetrix in Bellevue, Washington on or before July 1, 1999, or, if all conditions to closing have not been satisfied or waived by such date, such other place, time and date as the Shareholders and Asymetrix may mutually select (the "Closing").

         5.2 DELIVERIES BY PIXELMEDIA. At the Closing the Shareholders will deliver to Asymetrix the following:

                  (a) share certificates representing the Purchased Shares accompanied by irrevocable security transfer powers of attorney duly executed in blank by the Shareholders; and

                  (b) all documents, agreements and things required to be delivered to Asymetrix to satisfy the conditions precedent to Asymetrix's obligations under this Agreement as described in Sections 7.5, 7.6, 7.7 and 7.8.

         6.3 DELIVERIES AND PAYMENTS BY ASYMETRIX. At the Closing Asymetrix will deliver to the Shareholders the following:

                  (a) the Purchase Price, pro rata in accordance with each Shareholder's holdings as set forth on Schedule 4.5;

                  (b)      the amounts necessary to repay the
                           Shareholder Loans (as defined in Section 9.1); and

                  (c)      all documents, agreements and things
                           required to be delivered to the Shareholders to satisfy the conditions precedent to the Shareholders' obligations under this Agreement as described in Sections 6.5 and 6.6.

6.       THE SHAREHOLDERS' CONDITIONS PRECEDENT

         The Shareholders' obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by the Shareholders, but only in writing signed by the Shareholders):

         6.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Asymetrix set forth in
                  Section 4 that are not made as of a specific date shall be true and accurate in all material respects on and as of the Closing.

         6.2 PERFORMANCE OF OBLIGATIONS. Asymetrix shall have performed or complied with, in all respects, all its obligations, covenants and agreements under this Agreement.

         6.3 COMPLIANCE WITH LAW. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

         6.4 GOVERNMENT CONSENTS. There shall have been obtained at or prior to the Closing such consents, approvals, orders or authorizations, and there shall have been taken such other action, as may be required to consummate the transactions contemplated by this Agreement by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken.

         6.5 OPINION OF ASYMETRIX'S COUNSEL. The Shareholders shall have received an opinion, in form and substance satisfactory to the Shareholders, from Fenwick & West, counsel to Asymetrix.

         6.6 EMPLOYMENT AGREEMENTS. Asymetrix shall have executed and delivered (i) an employment agreement with Fred Lam (the "Fred Lam Employment Agreement"), (ii) an employment agreement with Ivan Lam (the "Ivan Lam Employment Agreement"), (iii) an employment agreement with Guin Kwong (the "Guin Kwong Employment Agreement), and an employment agreement with Daniel Ah-Fat (the "Daniel Ah-Fat Employment Agreement").

7.       ASYMETRIX'S CONDITIONS PRECEDENT

         The obligations of Asymetrix hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Asymetrix, but only in a writing signed by Asymetrix):

         7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Shareholders set forth in Section 4 that are not made as of a specific date shall be true and accurate in all material respects on and as of the Closing.

         7.2 PERFORMANCE OF OBLIGATIONS. Each Shareholder shall have performed or complied with, in all respects, all its obligations, covenants and agreements under this Agreement.

         7.3 COMPLIANCE WITH LAW. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

         7.4 GOVERNMENT CONSENTS. There shall have been obtained at or prior to the Closing such consents, approvals, orders or authorizations, and there shall have been taken such other action, as may be required to consummate the transactions contemplated by this Agreement by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken.

         7.5 OPINION OF COUNSEL. Asymetrix shall have received an opinion, in form and substance satisfactory to Asymetrix, from Cohen Buchan Edwards, counsel to the Shareholders.

         7.6 EMPLOYMENT AGREEMENTS. Asymetrix shall have received the Fred Lam Employment Agreement executed by Fred Lam, the Ivan Lam Employment Agreement executed by Ivan Lam, the Guin Kwong Employment Agreement executed by Guin Kwong, and the Daniel Ah-Fat Employment Agreement executed by Daniel Ah-Fat.

         7.7 PROMISSORY NOTES AND SECURITY DOCUMENTS. Asymetrix shall have received each of the following executed by the persons named therein:

                  (a) the Promissory Note securing repayment of amounts paid to Fred Lam in connection with the Shareholder Loans pursuant to Section 9.1, the Promissory Note securing repayment of the cash portion of the Purchase Price paid to Fred Lam pursuant to Section 2.3, and the Stock Pledge and Option Right Assignment Agreement securing each of the foregoing Promissory Notes;

                  (b) the Promissory Note securing repayment of the cash portion of the Purchase Price paid to Ivan Lam pursuant to Section 2.3, and the Stock Pledge and Option Right Assignment Agreement securing the foregoing Promissory Note;

                  (c) the Promissory Note securing repayment of amounts paid to Guin Kwong in connection with the Shareholder Loans pursuant to Section 9.1, the Promissory Note securing repayment of the cash portion of the Purchase Price paid to Guin Kwong pursuant to Section 2.3, and the Stock Pledge and Option Right Assignment Agreement securing each of the foregoing Promissory Notes; and

                  (d) the Promissory Note securing repayment of the $25,000 signing bonus paid to Daniel Ah-Fat pursuant to the Daniel Ah-Fat Employment Agreement, and the Stock Pledge and Option Right Assignment Agreement securing the foregoing Promissory Note.

         7.8 RELEASES IN CONNECTION WITH SHAREHOLDER LOANS. Asymetrix shall have received an acknowledgement of repayment of the Shareholder Loans and a release of any claims against Pixelmedia, in form and substance satisfactory to Asymetrix, for any amounts loaned to Pixelmedia, contributed to the capital of Pixelmedia or otherwise used to fund the operations of Pixelmedia.

         7.9 FACTUAL REPRESENTATIONS FOR LEGAL COMPLIANCE. Each of the Shareholders shall have executed and delivered to Asymetrix documents containing such representations as Asymetrix shall reasonably deem necessary in order to make a determination that the transactions contemplated hereby comply with all applicable laws and regulations, including without limitation securities laws and regulations.

8.       SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES

         8.1 SURVIVAL OF REPRESENTATIONS. All representations, warranties and covenants of Pixelmedia, the Shareholders and Asymetrix contained in this Agreement will survive the Effective Time and remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until three (3) years after the Closing, whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period); provided, however, that representations, warranties and covenants breached through intentional fraud or willful misconduct shall survive the Closing indefinitely. Representations and warranties concerning tax matters set out in Section 3.8 shall survive until 90 days after the date the relevant authorities shall no longer be entitled to assess liability for any tax against Pixelmedia for any particular tax year ended on or prior to the Closing, having regard without limitation to any waivers given by Pixelmedia in respect of any tax year. The period of such survival shall be referred to herein as the "Survival Period."

         8.2      AGREEMENT TO INDEMNIFY

                  (a) Subject to the limitations set forth in this Section 8, the Shareholders (during the time period specified below) shall indemnify Asymetrix and their officers, directors, and employees (the "Asymetrix Indemnified Persons") in respect of, and hold the Asymetrix Indemnified Persons harmless against, any and all claims, demands, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees (hereinafter referred to as "Damages"):

                           (1) arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by Pixelmedia or the Shareholders in this Agreement (including any Schedule or Exhibit hereto), which indemnity shall survive for the time period specified in Section 8.1;

                           (2) resulting from any failure of any of the Shareholders to have good, valid and marketable title to the issued and outstanding Pixelmedia Common Shares held by such shareholders, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever, which indemnity shall survive for a three year period

                           The Shareholders' maximum aggregate liability under this subsection 8.2(a) shall be $1,000,000 (the "Shareholder Cap"), provided, however, that any indemnification obligations arising under this subsection 8.2(a) which result from intentional fraud or willful misconduct shall be excluded from the calculation of the Shareholder Cap and the Shareholder Cap shall not otherwise apply to any indemnification obligations arising under this subsection 8.2(a) which result from intentional fraud or willful misconduct. At the option of the Shareholders, Asymetrix shall first resort to the property secured by the Stock Pledge and Option Rights Assignment Agreements executed by the Shareholders in satisfaction of any claim for indemnity hereunder (applying such property in the manner described therein), but such option shall apply only to the extent that the value of such property exceeds the aggregate then-current principal balances of the Promissory Notes referred to in Sections 2.3 and 9.1.

                  (b) The indemnification provided for in paragraphs of subsection 8.2(a) shall not apply unless and until the aggregate Damages for which one or more Asymetrix Indemnified Persons seeks indemnification, exclusive of legal fees, exceeds $50,000 (the "Basket") and then only to the extent that aggregate Damages exceed the Basket. The Basket shall not apply to any Damages arising from the breach of the representations and warranties set forth in Section 3.8 [Taxes]. Asymetrix will use commercially reasonable efforts to obtain recoveries under all applicable insurance policies for all Damages. Except for intentional fraud or willful misconduct, the remedies set forth in this Section shall be the exclusive remedies of the Asymetrix Indemnified Persons against any of the Shareholders.

                  (c) Subject to the limitations set forth in this Section 8, Asymetrix will indemnify and hold harmless the Shareholders (collectively, the "Pixelmedia Indemnified Persons") from and against any and all
                           Damages:

                           (1) arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by Asymetrix in this Agreement or in any certificate, document or instrument delivered by or on behalf of Asymetrix pursuant hereto; or

                           (b) from any failure on the part of Asymetrix to issue to the Shareholders good, valid and marketable title to the Asymetrix Common Stock as provided in this Agreement, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever.

                           Asymetrix's maximum aggregate liability under paragraphs (a) and (b) of this subsection 8.2(c) shall be $1,000,000 (the "Asymetrix Cap"), provided, however, that any indemnification obligations arising under this subsection 8.2(c) which result from intentional fraud or willful miscount shall be excluded from the calculation of the Asymetrix Cap and the Asymetrix Cap shall not otherwise apply to any indemnification obligations arising under this subsection 8.2(c) which result from intentional fraud or willful misconduct.

                  (d) Any Asymetrix Indemnified Person or any Pixelmedia Indemnified Person seeking indemnification hereunder shall give prompt written notification to the Shareholders (in the case of indemnification sought by the Asymetrix Indemnified Person) or to Asymetrix (in the case of indemnification sought by a Pixelmedia Indemnified Person) (as applicable, the "Indemnification Representative") of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Section 8 may be sought; provided, however, that no delay on the part of the Indemnified Person in providing such notice shall relieve the Shareholders or Asymetrix, as the case may be, of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Any claim by an Asymetrix Indemnified Person shall be made against all of the Shareholders, jointly and severally. Within 20 days after delivery of such notification, the Indemnification Representative may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, provided that the Indemnification Representative acknowledges in writing to the Indemnified Person that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such action, suit or proceeding constitute Damages for which the Indemnified Person shall be entitled to indemnification pursuant to this
                           Section 8. If the Indemnification Representative does not so assume control of such defense, the Indemnified Person shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnification Representative assumes control of such defense and the Indemnified Person reasonably concludes that the indemnifying parties and the Indemnified Person have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Person shall be considered "Damage" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The Indemnified Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnification Representative.

9.       CONTINUING COVENANTS

         9.1 REPAYMENT OF SHAREHOLDER LOANS. At the Closing, Asymetrix shall cause Pixelmedia to repay to each of Fred Lam and Guin Kwong amounts of the loans set forth in Exhibit 9.1 (the "Shareholder Loans"). Asymetrix will provide the funding required to repay the Shareholder Loans, or may repay the Shareholder Loans directly for the account of Pixelmedia. Fred Lam and Guin Kwong agree that if they terminate their employment with Pixelmedia at any time prior to 12 months following the Closing, they will be required to repay to Asymetrix a portion of the Shareholder Loan amounts set forth in Exhibit 9.1 determined by reducing such amount by 1/12 of the total for each whole month that has elapsed since the Closing. The obligation to repay such amount will be evidenced by a Promissory Note and secured by a Stock Pledge and Option Right Assignment Agreement in a form acceptable to Asymetrix.

         9.2 REDEMPTION OF PREFERENCE SHARES. As soon as reasonably practicable following the Closing, Asymetrix shall cause Pixelmedia to redeem the 99,999 shares of Class "G" Non-Voting Cumulative Preference Shares held by Don Jung and Tuen Fook Jong (the "Preference Shares"). Asymetrix will provide the funding required to redeem the Preference Shares.

         9.3      ADDITIONAL FUNDING

                  (a) Between the Closing and December 31, 1999, Asymetrix shall provide at least $750,000 of additional funding to Pixelmedia to be used for completion of existing title development. Such funds shall be provided to Pixelmedia in accordance with budgets and development plans prepared by Pixelmedia and approved by Asymetrix, such approval not to be unreasonably withheld.

                  (b)      Following the Closing, Asymetrix shall
                           Asymetrix shall provide at least $375,000 of additional funding to Pixelmedia to be used for development of content for the Click2Learn.com learning portal. Such funds shall be provided to Pixelmedia in accordance with budgets and development plans prepared by Pixelmedia and approved by Asymetrix, such approval not to be unreasonably withheld.

         9.4 EMPLOYEE STOCK OPTIONS. Asymetrix shall grant options to purchase the number of shares of Asymetrix Common Stock as set forth on Exhibit 9.4 to employees of Pixelmedia. The grant of such options to any particular employee shall be contingent upon such employee executing Asymetrix's standard form of Employee Invention, Confidentiality, Nonraiding and Noncompetition Agreement.

         9.5 WAIVER AND RELEASE OF PAST COMPENSATION. In consideration of the acquisition of the Purchased Shares and the Payment of the Purchase Price, and the increases in the Shareholders' salaries and the grant of stock options pursuant to this Agreement and their respective Employment Agreements, each Shareholder hereby waives and releases, and agrees to hold Pixelmedia and Asymetrix harmless from and against, any claims related to compensation owed to such Shareholder for services provided to Pixelmedia prior to the Closing of any nature whatsoever, including without limitation salary, bonuses, commissions, deferred compensation, incentive compensation, stock, stock options or any other form of compensation (other than salary for the portion of the current pay period occurring prior to the Closing).

10.      MISCELLANEOUS

         10.1 GOVERNING LAW. The internal laws of the State of Washington (irrespective of its conflict of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. The exclusive venue of an action to enforce or interpret this Agreement shall be in the courts of King County, Washington, and the parties hereby attorn to the jurisdiction of such courts.

         10.2 ASSIGNMENT; BINDING UPON SUCCESSORS AND ASSIGNS. None of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other hereto parties and any attempt to do so will be void. Notwithstanding the foregoing, Asymetrix may assign this Agreement to a Canadian subsidiary for the purposes of Section
                  2.5. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         10.3 SEVERABILITY. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

         10.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all parties reflected hereon as signatories. Facsimile copies of such counterparts are acceptable.

         10.5 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

         10.6 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

         10.7 NO WAIVER. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

         10.8 EXPENSES. Each party will bear its respective expenses and fees of its own accountants, attorneys and other professionals incurred with respect to this Agreement and the transactions contemplated hereby.

         10.9 ATTORNEYS' FEES. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

         10.10 NOTICES. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally, by registered or certified mail, postage prepaid, by confirmed facsimile or by nationally recognized courier service, and will be deemed given upon delivery, if delivered personally, or five days after deposit in the mails, if mailed, or upon receipt if delivered by confirmed facsimile or by nationally recognized courier service, to the following addresses:

                           If to Asymetrix:

                              Asymetrix Learning Systems, Inc.
                              110 110th Avenue NE, Suite 700
                              Bellevue, WA  98004
                              Facsimile:    (425) 637-1540
                              Attention:    General Counsel

                              With a copy to:

                              Fenwick & West LLP
                              Two Palo Alto Square
                              Palo Alto, CA  94306
                              Facsimile:    (650) 494-1417
                              Attention:    Jeffrey R. Vetter, Esq.

                           If to the Shareholders:

                              c/o Pixelmedia Visual Communications, Inc.
                              Unit 218
                              Jacombs Business Centre
                              Richmond, BC
                              V6V2L9
                              Facsimile:    (604) 273-5493

                              With a copy to:

                              Cohen Buchan Edwards
                              Suite 208
                              4940 No. 3 Road
                              Richmond, BC
                              V6X 3A5

                              Facsimile:    (604) 273-4512
                              Attention:    M. Philip Tonstad, Esq.

                  or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 10.10.

         10.11 CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an Exhibit will mean a
                  Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

         10.12 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

         10.13 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

         10.14 PUBLIC ANNOUNCEMENT. Upon execution of the Agreement by all parties, and until the consummation of the Amalgamation, all press releases and other public communications shall be made by the parties only with the mutual consent of the Shareholders, Pixelmedia and Asymetrix.

         10.15 ENTIRE AGREEMENT. This Agreement together with the agreements to be delivered pursuant to this Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



"ASYMETRIX"
Asymetrix Learning Systems, Inc.

By:
    ---------------------------------

Name:    James A. Billmaier

Its:  Chief Executive Officer



"SHAREHOLDERS"


----------------------------------
Fred Kit Ming Lam

----------------------------------
Ivan Kit Leung Lam

----------------------------------
Guin King Fong Kwong

                         LIST OF EXHIBITS AND SCHEDULES


Exhibit 2.2       Allocation of Purchase Price

Exhibit 3.0       Shareholders' Schedule of Exceptions

         Schedule 3.5      Pixelmedia Capitalization

         Schedule 3.9      Pixelmedia Financial Statements

         Schedule 3.11     Changes Since April 30, 1999

         Schedule 3.12     Material Agreements

         Schedule 3.17     Pixelmedia Employees

Exhibit 4.0       Asymetrix Schedule of Exceptions

Exhibit 9.1       Shareholder Loans

Exhibit 9.4       Option grants to Pixelmedia Employees

                                   EXHIBIT 2.2
                          ALLOCATION OF PURCHASE PRICE


ALLOCATION OF ASYMETRIX SHARES:

                                                                      NUMBER OF       NUMBER OF
                                                                      PURCHASED       ASYMETRIX
CLASS OF PURCHASED SHARES            SHAREHOLDER NAME                    SHARES          SHARES
------------------------------------------------------------------------------------------------
Class "A" Voting Common              Fred Lam                                58          61,053
Class "B" Voting Common              Ivan Lam                                37          38,947
Class "C" Voting Common              Guinevere Kwong                          5               0
------------------------------------------------------------------------------------------------
TOTALS                                                                      100         100,000



ALLOCATION OF CASH:

The cash portion of the Purchase Price (calculated in accordance with Section 2.2(b) and referred to herein as the "Cash Portion") shall be allocated among the Purchased Shares as follows:

(1) the Class "A" Voting Common shall receive an amount equal to 58% of the Cash Portion less an amount equal to the Market Value of 3,053 Asymetrix Shares;

(2) the Class "B" Voting Common shall receive an amount equal to 37% of the Cash Portion less an amount equal to the Market Value of 1,947 Asymetrix Shares; and

(3) the Class "C" Voting Common shall receive an amount equal to 5% of the Cash Portion plus an amount equal to the Market Value of 5,000 Asymetrix Shares.

The "Market Value" of an Asymetrix Share shall be equal to the closing price of an Asymetrix Share on the Nasdaq National Market on the Closing date, converted into Canadian dollars using the exchange rate published in the WALL STREET JOURNAL on the Closing Date.

                                   EXHIBIT 3.0
                      SHAREHOLDERS' SCHEDULE OF EXCEPTIONS

Any disclosures made under the heading of one section of this Schedule of Exceptions shall apply to and/or qualify disclosures made under one or more other sections to the extent that such disclosure contains sufficient information to clearly indicate that it applies to such other sections. Section headings are provided for convenience only. Unless otherwise defined, any capitalized terms in this Schedule of Exceptions shall have the same meanings assigned to such terms in the Agreement. Nothing in this Schedule of Exceptions constitutes an admission of any liability or obligation of any Shareholder to any third party, nor an admission against any Shareholder's interests.

None, except as otherwise set forth in Schedules 3.5, 3.9, 3.11, 3.12 and 3.17

                                  SCHEDULE 3.5
                                 CAPITALIZATION


SHAREHOLDER NAME             CLASS OF SHARES                                                 NO. SHARES
--------------------------------------------------------------------------------------------------------
Fred Lam                     Class "A" Voting Common                                                 58
Ivan Lam                     Class "B" Voting Common                                                 37
Guinevere Kwong              Class "C" Voting Common                                                  5
--------------------------------------------------------------------------------------------------------
     Total Common                                                                                   100

Tuen Fook Jong               Class "G" Non-voting Cumulative Preference                          66,666
Don Jung                     Class "G" Non-voting Cumulative Preference                          33,333
--------------------------------------------------------------------------------------------------------
     Total Preference                                                                            99,999


                                  SCHEDULE 3.9
                         PIXELMEDIA FINANCIAL STATEMENTS

      The Pixelmedia Financial statements are attached following this page.

                                  SCHEDULE 3.11
                          CHANGES SINCE APRIL 30, 1999

    None, except as set forth in the June 24 Pixelmedia interim financial statements attached behind this page.

                                  SCHEDULE 3.12
                               MATERIAL AGREEMENTS


TEACHER AND OTHER CONTENT WRITER CONTRACTS:

                                                 DATE OF
                                                CONTRACT
Bat-Sheve (Shevy) Levy                             4-Nov-98
Andres Guackenbush                                30-Oct-98
Barry Gruntman                                    30-Oct-98
Ron Sherman                                       14-Sep-98
Annette Lyon                                      14-Sep-98
Terence W. Honer                                  14-Sep-98
Michael Cranny                                     8-Feb-98
Cam Bastedo                                        1-Sep-98
Cam Bastedo                                       14-Dec-98
Sooke School District                             17-Aug-98

LIST OF OPEN SALES CONTRACTS:
South Island Distance Education (SIDE)             4-Mar-99
Kumsheeen Secondary School                        10-Jun-99
Abbotsford School District                        26-Apr-99
Sation Stretch                                     5-Oct-98
Okanagan (Osoyoos) Learning Centre                 5-Sep-98



LIST OF EQUIPMENT LEASE AGREEMENTS:


                                                                              MONTHLY       START        FINISH
               LEASING COMPANY                LEASE #       ITEMS             PAYMENT       DATE         DATE
------------------------------------------------------------------------------------------------------------------
National Leasing Group                        171111        1 computer         $  79.04      5/26/97      5/26/00
------------------------------------------------------------------------------------------------------------------
National Leasing Group                        171808        2 computers,       $ 156.26      9/12/97      9/12/01
                                                            2 monitors
------------------------------------------------------------------------------------------------------------------
National Leasing Group                        2002940       8 computers,       $ 552.84     12/15/97     12/15/01
                                                            monitors,
                                                            and 1 LCD
                                                            projector
------------------------------------------------------------------------------------------------------------------
National Leasing Group                        2016563       1 server           $  76.77       7/3/98       7/3/01
------------------------------------------------------------------------------------------------------------------
National Leasing Group                        536176        phone              $  75.20     10/28/98     10/28/02
                                                            system and 7
                                                            phones
------------------------------------------------------------------------------------------------------------------
Dana Commercial                               533335        6 computers,       $ 452.12     11/30/98     11/30/00
                                                            1 notebook
------------------------------------------------------------------------------------------------------------------
National Leasing Group                        2028778       1 computer,        $ 222.68     12/31/98     12/31/02
                                                            1 printer, 1
                                                            server
------------------------------------------------------------------------------------------------------------------
National Leasing Group                        2039100       CD copier          $ 144.81      4/23/99      4/23/03
------------------------------------------------------------------------------------------------------------------
National Leasing Group                        2041395       1 Sony             $  91.07      5/13/99      5/13/03
                                                            laptop
------------------------------------------------------------------------------------------------------------------



REAL ESTATE LEASE:

                                                                              1999
                                                   DATE          DATE        MONTHLY
LANDLORD                                           START        FINISH       PAYMENT
----------------------------------------------------------------------------------------
Jacombs 3000 Investments Ltd.                       12/1/97     11/30/02     $ 2,351.38
property address:
218-3771 Jacombs Road
Richmond, BC V6F 2L9



                                        -29


                                  SCHEDULE 3.17
                              PIXELMEDIA EMPLOYEES

                                                            CURRENT       OTHER
NAME                     TITLE                              SALARY        COMPENSATION
------------------------------------------------------------------------------------------------------------
Tony Carley              VP, Sales and Marketing            $ 24,000      3% commission until Aug. 1999
Megan Johnson            Graphic Artist                     $ 22,200
Leaf Kirschner           Graphic Director                   $ 34,800
Guin Kwong               CFO                                $ 72,000
Fred Lam                 President                          $ 85,000
Ivan Lam                 VP, Technical                      $ 80,000
Lark Lampman             Graphic Artist                     $ 22,200
Mandy Lui                Programmer                         $ 22,400
Brad Nash                Graphic Artist                     $ 20,400
Mike Sherman             Dir. Of Education                  $ 36,000      $100 monthly travel allowance
Daniel Wang Ah-Fat       VP, Production                     $ 45,000
Barbara Whiting          Scripter                           $ 34,200
------------------------------------------------------------------------------------------------------------


                                   EXHIBIT 4.0
                        ASYMETRIX SCHEDULE OF EXCEPTIONS

Any disclosures made under the heading of one section of this Schedule of Exceptions shall apply to and/or qualify disclosures made under one or more other sections to the extent that such disclosure contains sufficient information to clearly indicate that it applies to such other sections. Section headings are provided for convenience only. Unless otherwise defined, any capitalized terms in this Schedule of Exceptions shall have the same meanings assigned to such terms in the Agreement. Nothing in this Schedule of Exceptions constitutes an admission of any liability or obligation of Asymetrix to any third party, nor an admission against Asymetrix's interests. All disclosures made herein are supplemented by any additional disclosure made in the Asymetrix SEC Documents, and any disclosure made in the Asymetrix SEC Documents shall be incorporated herein by this reference.

4.2 The Agreement, Ancillary Agreements and consummation of these transactions have not yet been authorized by Asymetrix's Board of Directors. Such authorization must be obtained prior to the Closing.

4.4 The obligation to proceed with the Closing is subject to authorization of the Agreement, Ancillary Agreements and consummation of these transactions by Asymetrix's Board of Directors.

4.7 GRANT V. ASYMETRIX CORPORATION. For more information see Part I Item 3 of Asymetrix's 1998 Annual Report on Form 10-K included with the Asymetrix SEC Documents.

4.9 Asymetrix has operated at a loss since March 31, 1999, which has reduced its available cash.

                                   EXHIBIT 9.1
                                SHAREHOLDER LOANS



SHAREHOLDER NAME                         TOTAL LOAN AMOUNT
----------------------------------------------------------
Fred Lam                                       290,907.54
Guin Kwong                                     227,208.15
----------------------------------------------------------
Total Shareholder Loans                        518,115.69


                                   EXHIBIT 9.4
                      OPTION GRANTS TO PIXELMEDIA EMPLOYEES


NAME                           TITLE                                  OPTIONS
------------------------------------------------------------------------------
Tony Carley                    VP, Sales and Marketing                  5,000
Megan Johnson                  Graphic Artist                           2,220
Leaf Kirschner                 Graphic Director                         5,000
Guin Kwong                     CFO                                     32,000
Fred Lam                       President                               32,000
Ivan Lam                       VP, Technical                           32,000
Lark Lampman                   Graphic Artist                           2,220
Mandy Lui                      Programmer                               2,240
Brad Nash                      Graphic Artist                           2,040
Mike Sherman                   Dir. Of Education                        5,000
Daniel Wang Ah-Fat             VP, Production                          10,000
Barbara Whiting                Scripter                                 3,420
------------------------------------------------------------------------------
                                                                      133,140
